SUB-ADVISORY AGREEMENT

       Agreement made as of October 20, 2010 between DBX STRATEGIC ADVISORS LLC (formerly XShares Advisors LLC) (the "Adviser"), a Delaware limited liability company, and TDAM USA Inc. (the "Sub-Adviser"), a Delaware corporation.

                             W I T N E S S E T H:

       WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated as of October 20, 2010, (the "Investment Advisory Agreement") with TDX Independence Funds, Inc., (the "Company") an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") and organized as a corporation under the laws of the State of Maryland on behalf of each Fund listed on Schedule A (the "Fund"), pursuant to which the Adviser acts as adviser to the Fund;

       WHEREAS, the Investment Advisory Agreement contemplates that the Adviser may appoint a sub-adviser to perform certain services relating to the management of the investment operations of the Fund, and the Sub-Adviser is willing to render such investment advisory services to the Fund; and

       WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

       NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

       1. Appointment of Sub-Adviser

       The Adviser hereby appoints the Sub-Adviser to act as an investment adviser to the Fund, subject to the supervision and oversight of the Adviser and the Directors of the Company for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein specified in Schedule A.

       (a) Subject to the direction, supervision and control of the Adviser and the Board and consistent with its fiduciary duties to each Fund, the Sub-Adviser will manage the investment operations and determine the composition of the portfolio of each Fund, including the purchase, retention and disposition of the securities and other instruments held by the Fund, in accordance with the terms of this Agreement, the Fund's investment objective and policies, the Fund's then-current Prospectus and Statement of Additional Information contained in the Company's Registration Statement on Form N-1A (the "Registration Statement"), as such prospectus and SAI are amended or supplemented from time to time.

       As part of the services it will provide hereunder, the Sub-Adviser will:

 (i) provide supervision of each Fund's investments, furnish a continuous investment program for the Funds, determine from time to time what investments or securities will be purchased, retained or sold by the Funds, and what portion of the assets will be invested or held uninvested as cash;

 (ii) maintain books and records with respect to the Company's securities transactions and keep the Board and the Adviser fully informed in writing on an ongoing basis as agreed by the Adviser and the Sub-Adviser of all material facts concerning the investment and reinvestment of the assets in the Funds, the Sub-Adviser and its key investment personnel and operations providing services with respect to the Fund; make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser or the Board, and the Sub-Adviser will attend meetings with the Adviser and/or the Directors, as reasonably requested, to discuss the foregoing;

 (iii) in accordance with procedures and methods established by the Board, which may be amended from time to time, and in conjunction with the Adviser, Sub-Adviser will promptly notify the Adviser and the Company's Fund Accounting Agent of securities in a Fund for which the Sub-Adviser believes should be fair valued in accordance with the Company's Valuation Procedures. Such fair valuation may be required when the Sub-Adviser becomes aware of significant events that may affect the pricing of all or a portion of a Fund's portfolio. The Sub-Adviser will provide assistance in determining the fair value of all securities and other investments/assets in the Funds, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser for each security or other investment/asset in the Fund for which market prices are not readily available, it being understood that the Sub-Adviser will not be responsible for determining the value of any such security;

 (iv) provide any and all material performance information, records and supporting documentation about accounts the Sub-Adviser manages, if appropriate, which are relevant to the Fund and that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Fund that may be reasonably necessary, under applicable laws, to allow the Fund or its agent to present information concerning the Sub-Adviser's prior performance in the Company's Prospectus and SAI (as hereinafter defined) and any permissible reports and materials prepared by the Fund or its agent; and

 (v) cooperate with and provide reasonable assistance to the Adviser, the Company's administrator, the Company's custodian and foreign custodians, the Company's transfer agent and pricing agents and all other agents and representatives of the Company and the Adviser, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Company and the Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

       (b) In furnishing services hereunder, the Sub-Adviser will be subject to, and will perform its responsibilities in accordance with the following:
(i) the Company's Articles of Incorporation, as the same may be hereafter modified and/or amended from time to time ("Certificate of Incorporation");
(ii) the By-Laws of the Company, as the same may be hereafter modified and/or amended from time to time ("By-Laws"); (iii) the currently effective Prospectus and Statement of Additional Information of the Company filed with the Securities and Exchange Commission ("SEC") and delivered to the Sub-Adviser, as the same may be hereafter modified, amended and/or supplemented ("Prospectus and SAI"); (iv) the 1940 Act, the Advisers Act, the Internal Revenue Code of 1986, as amended, and the rules under each, and all other federal and state laws or regulations applicable to the Company and the Fund(s); (v) any order or no-action letter of the SEC governing the operation of the Company; (vi) the Company's policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act (the "Compliance Manual") and other policies and procedures adopted from time to time by the Board of Directors of the Company; and (vii) the written instructions of the Adviser. Upon request from the Sub-Adviser, the Adviser will provide the Sub-Adviser with current copies of the Certificate of Incorporation, By-Laws, Prospectus and SAI, any order or no-action letter of the SEC governing the operation of the Company, Compliance Manual and other relevant policies and procedures that are adopted by the Board of Directors. The Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned documents.

       (c) The Sub-Adviser, at its expense, will furnish (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for the Sub-Adviser to faithfully perform its duties under this Agreement; and (ii) furnish administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser's duties under this Agreement.

       (d) The Sub-Adviser will select brokers and dealers to effect all Fund transactions subject to the conditions set forth herein. The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek to execute transactions for each Fund (i) in accordance with any written policies, practices or procedures that may be established by the Board of Directors or the Adviser from time to time and which have been provided to the Sub-Adviser, (ii) as described in the Company's Prospectus and SAI, and (iii) in accordance with applicable federal and state laws and regulations. In placing any orders for the purchase or sale of investments for each Fund, in the name of the Fund or its nominees, the Sub-Adviser will use its best efforts to seek to obtain for the Fund "best execution", considering all of the circumstances, and will maintain records adequate to demonstrate compliance with this requirement. In no instance will Fund securities be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except in accordance with the 1940 Act, the Advisers Act and the rules under each, and all other federal and state laws and regulations applicable to the Company and the Fund.

       (d) The Sub-Adviser is not authorized to engage in "soft-dollar" transactions, permitted by Section 28(e) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), without the express written approval of the Adviser or the Company's Board of Directors.

       (e) On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund(s) as well as other clients of the Sub-Adviser and its affiliates, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but will be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to each Fund and to its other clients over time. The Adviser agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund. The Adviser also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund, and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships.

       (f) The Sub-Adviser will maintain and preserve all accounts, books and records with respect to each Fund as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and Advisers Act and the rules thereunder and will file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

       (g) The Sub-Adviser will, unless and until otherwise directed by the Adviser or the Board of Directors and consistent with seeking the best interest of the Fund, exercise (or not exercise in its discretion) all rights of security holders with respect to securities held by each Fund, including, but not limited to: voting proxies in accordance with the Company's then-current proxy voting policies, converting, tendering, exchanging or redeeming securities; acting as a claimant in class action litigation (including litigation with respect to securities previously held); and exercising rights in the context of a bankruptcy or other reorganization. Unless the Adviser or the Board gives written instructions to the contrary, the Sub-Adviser will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested in accordance with the Sub-Adviser's proxy voting guidelines, a copy of which has been provided to the Adviser.

       2. Compensation

       The Advisor will pay, or arrange for payment to, the Sub-Adviser as compensation for providing services in accordance with this Agreement those fees as set forth in Schedule A. In addition, Sub-Adviser will be reimbursed by the Company for any out-of-pocket expenses incurred by the Sub-Adviser which traditionally include, but are not limited to, cost of obtaining prices for security valuations (including manual broker quotes), Federal Reserve charges related to securities transactions, postage and insurance on physical transfer items, telecommunication charges, proxy voting execution, advice and reporting etc. These expenses will be billed as they are incurred.

       Subject to the provisions of this Agreement and the mutual agreement of the parties, the duties of the Sub-Adviser and the fees to be paid to the Sub-Adviser by the Adviser under and pursuant to this Agreement or other arrangement entered into in accordance with this Agreement may be adjusted from time to time by the parties, to the extent permitted by law, subject to the prior approval of the members of the Board of Directors who are not "interested persons" (as defined in the 1940 Act).

       3. Liability and Indemnification

       (a) Except as may otherwise be provided by the 1940 Act or any other federal securities law, neither the Sub-Adviser nor any of its officers, members or employees (its "Affiliates") will be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser or the Company as a result of any error of judgment by the Sub-Adviser or its Affiliates with respect to each Fund, except that nothing in this Agreement will operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser or its Affiliates for, and the Sub-Adviser will indemnify and hold harmless the Company, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended ("1933 Act")) (collectively, "Manager Indemnitees") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (i) any breach by the Sub-Adviser of a Sub-Adviser representation or warranty made herein, (ii) any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Company, or the omission of such information, by the Sub-Adviser Indemnitees (as defined below) for use therein.

       (b) Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Adviser will indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in
Section 15 of the 1933 Act) (collectively, "Sub-Adviser Indemnitees") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law or otherwise, arising out of or based on this Agreement; provided however, the Adviser will not indemnify or hold harmless the Sub-Adviser Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising out of or based on (i) any breach by the Sub-Adviser of a Sub-Adviser representation or warranty made herein, (ii) any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (iii) any untrue statement of a material fact contained in the Prospectus or SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Company, or the omission of such information, by the Sub-Adviser Indemnities for use therein.

       (c) A party seeking indemnification hereunder (the "Indemnified Party") will (i) provide prompt notice to the other of any claim ("Claim") for which it intends to seek indemnification, (ii) grant control of the defense and /or settlement of the Claim to the other party, and (iii) cooperate with the other party in the defense thereof. The Indemnified Party will have the right at its own expense to participate in the defense of any Claim, but will not have the right to control the defense, consent to judgment or agree to the settlement of any Claim without the written consent of the other party. The party providing the indemnification will not consent to the entry of any judgment or enter any settlement which (i) does not include, as an unconditional term, the release by the claimant of all liabilities for Claims against the Indemnified Party or
(ii) which otherwise adversely affects the rights of the Indemnified Party.

       4. Representations of the Adviser

       The Adviser represents, warrants and agrees as follows:

       (a) The Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to each Fund as contemplated hereby.

       (b) The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (iv) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

       5. Representations of the Sub-Adviser

       The Sub-Adviser represents, warrants and agrees as follows:

       (a) The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet, for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would substantially impair the Sub-Adviser's ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to

Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser will also promptly notify each Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self regulatory organization, public board or body, involving the affairs of the Fund(s) or the Sub-Adviser, provided, however, that routine regulatory examinations will not be required to be reported by this provision.

       (b) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the president, Chief Operating Officer or a vice-president of the Sub-Adviser will certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser's code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Adviser, the Sub-Adviser will permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Sub-Adviser's code of ethics but only to the extent such reports and/or records relate to the provision of services hereunder.

       (c) The Sub-Adviser has adopted and implemented and will maintain (a) in accordance with Rule 206(4)-7 under the Advisers Act, policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined by the Advisers Act) of the Advisers Act and the rules thereunder; and (b) to the extent that the Sub-Adviser's activities or services could affect the Fund(s), policies and procedures reasonably designed to prevent violation of the federal securities laws (as such term is defined in Rule 38a-1 under the 1940 Act) by the Fund(s) and the Sub-Adviser.

       (d) The Sub-Adviser has provided the Company and the Adviser with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of all amendments to the Company and the Adviser at least annually. Such amendments will reflect those changes in the Sub-Adviser's organizational structure, professional staff or other significant developments affecting the Sub-Adviser, which are required by the Advisers Act.

       (e) The Sub-Adviser will notify the Company and the Adviser of any assignment of this Agreement or change of control of the Sub-Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund(s) or senior management of the Sub-Adviser, in each case prior to or promptly after, such change. The Sub-Adviser agrees to bear all reasonable expenses of the Company, if any, arising out of an assignment or change in control.

       (f) The Sub-Adviser will notify the Adviser immediately upon detection of (a) any material failure to manage the Fund(s) in accordance with the Fund(s)' stated investment objectives and policies or any applicable law; or
(b) any material breach of any of the Fund(s)' or the Sub-Adviser's policies, guidelines or procedures.

       (g) The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

       The Sub-Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Company, the Fund(s), the Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Adviser, except as required by rule, regulation or upon the request of a governmental authority. However, the Sub-Adviser may use the performance of the Fund in its composite performance.

       6. Non-Exclusivity

       The services of the Sub-Adviser to the Adviser, the Fund(s) and the Company are not to be deemed to be exclusive, and the Sub-Adviser will be free to render investment advisory or other services to others and to engage in other activities, provided the Sub-Adviser furnishes adequate disclosure of possible conflicts of interest and implements procedures designed to mitigate or eliminate such conflicts. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, or employees of any other firm or corporation.

       7. Supplemental Arrangements

       The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by such Sub-Adviser hereunder, provided that no such person will perform any services with respect to the Fund(s) that would constitute an assignment or require a written advisory agreement pursuant to the 1940 Act. Any compensation payable to such persons will be the sole responsibility of the Sub-Adviser, and neither the Adviser nor the Company will have any obligations with respect thereto or otherwise arising under the Agreement.

       8. Regulation

       The Sub-Adviser will submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations and will promptly provide the Adviser and Company with copies of such information, reports and materials.

       9. Records

       The records relating to the services provided under this Agreement will be the property of the Company and will be under its control; however, the Company will furnish to the Sub-Adviser such records and permit it to retain such records (either in original or in duplicate form) as it will reasonably require in order to carry out its business. In the event of the termination of this Agreement, such other records will promptly be returned to the Company by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain any such records that are required by law or regulation. The Sub-Adviser will keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Company has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law.

       10. Duration

       This Agreement will become effective upon the date first above written, provided that this Agreement will not take effect unless it has first been approved: (i) by a vote of a majority of those Directors of the Company who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement ("Independent Directors"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund's outstanding securities. This Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually (i) by either the Board or by vote of a "majority of the outstanding voting securities" (as defined in the 1940 Act) of such Fund, and (ii) in either event, by the vote of a majority of the Independent Directors cast in person at a meeting called for the purpose of voting on such approval. Additional Funds may be added to Schedule A by the Adviser upon sixty (60) days' written notice to the Sub-Adviser and only after the approval by the Board of Directors of the Company, including a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting such approval and, if required under the 1940 Act, a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

       11. Termination of Agreement

       This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Board of Directors, including a majority of the Independent Directors, or by the vote of a majority of the outstanding voting securities of such Fund, on sixty (60) days' written notice to the Adviser and the Sub-Adviser. This Agreement may also be terminated with respect to any Fund at any time, without the payment of any penalty, by either the Adviser or the Sub-Adviser, on sixty (60) days' written notice to the other party and such Fund. This Agreement will automatically terminate, without the payment of any penalty in the event the Investment Advisory Agreement between the Adviser and the Company is assigned (as defined in the 1940 Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. As discussed in Section 14 below, any "assignment" (as that term is defined in the 1940 Act) of this Agreement will result in automatic termination of this Agreement.

       12. Independent Contractor

       The Sub-Adviser will for all purposes herein be deemed to be an independent contractor and will, unless otherwise expressly provided herein or authorized by the Board of Directors and the Adviser from time to time, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

       13. Amendments to the Agreement

       Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of a Fund and by the vote of a majority of the Independent Directors cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval will be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Fund affected by the amendment or all the Funds of the Company.

       Any change, waiver, discharge or termination of a provision of this Agreement, whether or not such change is deemed to be material, may be made only by an instrument in writing signed by both the Adviser and the Sub-Adviser.

       14. Assignment

       The Sub-Adviser will not assign or transfer its rights and obligations under this Agreement. Any assignment (as that term is defined in the 1940 Act) of the Agreement will result in the automatic termination of this Agreement, as provided in Section 11 hereof. The Sub-Adviser agrees to bear all reasonable legal, printing, mailing, proxy and related expenses of the Company and the Adviser, if any, arising out of any assignment of this Agreement by the Sub-Adviser. Notwithstanding the foregoing, no assignment will be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the 1940 Act or the rules or regulations thereunder.

       15. Notices

       Notices of any kind to be given hereunder will be in writing and will be duly given if mailed or delivered as follows: (a) to the Sub-Adviser at TDAM USA Inc., 31 West 52nd Street, New York, NY 10019, Attention: Mark Bell, with a copy to the Adviser; (b) to the Adviser at DBX Strategic Advisors LLC, 60 Wall Street, New York, NY, Attention: Martin Kremenstein; (c) to the Fund at TDX Independence Funds Inc., 60 Wall Street, New York, NY 10005; or (d) at such other address or to such other individual as any of the foregoing will designate by notice to the others.

       All notices required to be given pursuant to this Agreement will be delivered or mailed to the address listed above of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice will be deemed given on the date delivered or mailed in accordance with this paragraph.

       16. Entire Agreement

       This Agreement contains the entire understanding and agreement of the parties with respect to each Fund.

       This Agreement may be executed in two or more counterparts, each of which when so executed will be deemed to be an original, but such counterparts will together constitute one and the same document.

       17. Headings

       The headings in the sections of this Agreement are inserted for convenience of reference only and will not constitute a part hereof.

       19. Severability

       Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement will be construed, insofar as is possible, as if such portion had never been contained herein.

       20. Company and Shareholder Liability

       The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Certificate of Incorporation and agrees that obligations, if any, assumed by the Company pursuant to this Agreement will be limited in all cases to the Company and its assets, and if the liability relates to one or more series, the obligations hereunder will be limited to the respective assets of the Fund. The Sub-Adviser further agrees that it will not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund(s), nor from the Directors or any individual Director of the Company.

       21. Governing Law

       This Agreement will be governed by the laws of the State of New York without reference to conflicts of laws principles. Any and all litigation or other disputes arising from this Agreement will be commenced in a federal or state court of competent jurisdiction in New York City, New York.

       22. Interpretation

       Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested persons," "assignment," and "affiliated persons," as used herein will have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.

   IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date set forth above.

                                             DBX STRATEGIC ADVISORS LLC
                                             (formerly, XShares Advisors LLC)

                                             By:  /s/ Hans Ephraimson
                                                  ------------------------------
                                                  Name: Hans Ephraimson
                                                  Title: Chief Executive Officer

                                             By:  /s/ Martin Kremenstein
                                                  ------------------------------
                                                  Name: Martin Kremenstein
                                                  Title: Chief Operating Officer

                                             TDAM USA INC.

                                             By:  /s/ Mark Bell
                                                  ------------------------------
                                                  Name: Mark Bell
                                                  Title: Managing Director

                                  SCHEDULE A

                                     FUNDS

TDX Independence 2010 Exchange-Traded Fund
TDX Independence 2020 Exchange-Traded Fund
TDX Independence 2030 Exchange-Traded Fund
TDX Independence 2040 Exchange-Traded Fund
TDX Independence In-Target Exchange-Traded Fund

                                 COMPENSATION

The Sub-Adviser will be entitled to receive the fees indicated below.

10 basis points (0.10%) of the first $100 million in combined daily net assets of all Funds; and

5 basis points (0.05% of the combined daily net assets of all Funds in excess of $100 million.

There is a minimum annual investment management fee of $35,000 per Fund (the "Minimum Annual Fee").